Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement, dated March 13, 2013 (this “Agreement”), is by and among the entities listed on Schedule A hereto (collectively, the “TPG-Axon Group”, and each individually a “member” of the TPG-Axon Group) and SandRidge Energy, Inc., a Delaware corporation (the “Company”).

The TPG-Axon Group is currently engaged in a solicitation of consents from the Company’s stockholders (the “TPG-Axon Consent Solicitation”) to (i) amend and restate Article III, Section 1 of the Amended and Restated Bylaws of the Company (the “Bylaws”), (ii) remove all seven current members of the board of directors of the Company (the “Board”) and (iii) elect the TPG-Axon Group’s nominees as directors to fill the resulting vacancies on the Board.

TPG-Axon Partners, LP (“TPG-Axon Domestic”), a member of the TPG-Axon Group, has given notice to the Company of its intent to present certain proposals and nominate certain individuals for election as directors of the Company at the Company’s 2013 annual meeting of stockholders (the “2013 Annual Meeting”).

The Company and each member of the TPG-Axon Group has determined that it is in its best interests to enter into this Agreement and to terminate the TPG-Axon Consent Solicitation and the pending proxy contest at the 2013 Annual Meeting.

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation and Composition.

(a) The Board will take the following actions:

i.	the Board will adopt a resolution, effective as of the date hereof, to increase the size of the Board from seven to eleven directors; and

ii.	no later than March 14, 2013, the Board will appoint Stephen C. Beasley (“Mr. Beasley”) and Edward W. Moneypenny (“Mr. Moneypenny”) as Class II directors, and Alan J. Weber (“Mr. Weber”) and Dan A. Westbrook (“Mr. Westbrook”) as Class III directors, to fill the four newly-created directorships resulting from the foregoing increase in the size of the Board (such four persons, together with any person elected to be a director pursuant to clause (e) below, the “Nominees”).

(b) The Company agrees that, effective immediately upon their appointment to the Board, for the remainder of their respective terms (and thereafter subject to reconsideration by the Board), so long as the following Nominees serve on the Board, such Nominees shall be offered the opportunity to serve on the committees of the Board as follows:

i.	Mr. Beasley, member and chairman of the Compensation Committee;

ii.	Mr. Weber, member and chairman of the Nominating and Governance Committee;

iii.	Mr. Moneypenny, member of the Strategy and Planning Committee and member of the Audit Committee; and

iv.	Mr. Westbrook, member and chairman of the Strategy and Planning Committee and member of the Nominating and Governance Committee.

unless such Nominee, in his sole discretion, declines to serve on such committee; provided, in all such cases that such Nominee shall be entitled to serve on such committee of the Board only if he meets any independence or other requirements under applicable law and the rules and regulations of the New York Stock Exchange (or other securities exchange on which the Company’s securities may then be traded) for service on such committee. During the Restricted Period (as defined in Section 7 herein), (i) the Compensation Committee shall consist of no more than three directors, the chairman of whom shall be a Nominee, (ii) the Nominating and Governance Committee shall consist of no more than four directors, the chairman and one additional member of which shall be Nominees, (iii) the Audit Committee shall consist of no more than four directors, one of whom shall be a Nominee and (iv) the Strategy and Planning Committee shall consist of four directors, the chairman and one additional member of which shall be Nominees. During the Restricted Period, the Board shall not establish any additional committees without the approval of 75% of the directors.

(c) Daniel W. Jordan (“Mr. Jordan”) and two other directors identified to the TPG-Axon Group have tendered to the Board their respective irrevocable resignations from their positions as directors effective on June 30, 2013, with Mr. Jordan’s resignation effective under all circumstances, the first other director’s resignation effective only in the event Tom L. Ward (“Mr. Ward”) continues as Chief Executive Officer or Chairman of the Company, or as an officer or director of any subsidiary of the Company, on or after June 30, 2013 (subject to the Company’s reasonable right to cure if it is discovered that Mr. Ward remains as an officer and director of a non-material Company subsidiary, and the exercise of such cure right will not entitle Mr. Ward to additional benefits from the Company under his Employment Agreement (as defined in Section 2(a))), and the second other director’s resignation effective only in the event Mr. Ward continues as Chief Executive Officer, Chairman or director of the Company, or as an officer or director of any subsidiary of the Company, on or after June 30, 2013 (subject to the Company’s reasonable right to cure if it is discovered that Mr. Ward remains as an officer and director of a non-material Company subsidiary, and the exercise of such cure right will not entitle Mr. Ward to additional benefits from the Company under his Employment Agreement).

(d) If the Company has terminated Mr. Ward and he is no longer Chairman of the Board, on or before June 30, 2013, the Board will take the following actions:

i.	the Board will accept the resignation of Mr. Jordan;

ii.	the Board will accept the resignation of Mr. Ward as a member of the Board; provided that if Mr. Ward has not tendered such resignation, the Board will accept the resignation of the second other director; and

iii.	the Board will adopt a resolution, effective as of June 30, 2013, to reduce the size of the Board from eleven to nine directors.

(e) If Mr. Ward continues as Chief Executive Officer or Chairman, or as an officer or director of any subsidiary of the Company on or after June 30, 2013 (subject to the Company’s reasonable right to cure if it is discovered that Mr. Ward remains as an officer and director of a non-material Company subsidiary, and the exercise of such cure right will not entitle Mr. Ward to additional benefits from the Company under his Employment Agreement (as defined in Section 2(a))), the Board will take the following actions:

i.	the Board will accept the resignations of Mr. Jordan and the first and second other directors; and

ii.	the Board will (A) adopt a resolution, effective as of June 30, 2013, to reduce the size of the Board from eleven to nine directors, and (B) appoint a director identified by the TPG-Axon Group to the Company to fill the vacancy on the Board resulting from the departure of Mr. Jordan (such person, together with the Nominees named in clause (a) above, the “Nominees”).

(f) Each of the Nominees shall at all times while such Nominee is a director of the Company comply with the provisions of this Agreement and all policies and guidelines of the Board, any committees thereof and the Company that are applicable to Board members. Each Nominee acknowledges that his or her obligations under this Agreement are in addition to the fiduciary and common law duties of any director of a Delaware corporation. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Nominees from proposing changes to the policies and guidelines of the Board, any committees thereof or the Company.

(g) The Company agrees that if any Nominee resigns as a director or is otherwise unable to serve as a director at any time during the Restricted Period (as defined below), including as a result of death or disability, the Nominating and Governance Committee shall select a substitute person to fill the resulting vacancy for the remainder of such Nominee’s term, after consideration of the substitute person in good faith and exercising its fiduciary duties, subject to the consent of the TPG-Axon Group in its sole discretion. References in this Agreement to the Nominees shall be deemed to also refer to any such replacement director.

(h) The Company agrees, during the Restricted Period, that the size of the Board shall not be increased in excess of nine members (other than as expressly permitted in this Agreement) and shall not be decreased if such decrease would result in the elimination of one or more of the Nominees, unless such increase or decrease, as applicable, is agreed to in writing by the parties to this Agreement.

(i) The Board will consider presenting a proposal to de-stagger the Board at the 2014 annual meeting of stockholders of the Company (the “2014 Annual Meeting”).

2. Chief Executive Officer.

(a) If the Board terminates the employment of Mr. Ward pursuant to the terms of the Employment Agreement between the Company and Mr. Ward effective December 20, 2011 (the “Employment Agreement”), the Board will seek the resignation of Mr. Ward from his positions as director and Chairman of the Board and from all other positions he holds with the Company’s subsidiaries, such resignation to be effective as of the date of Mr. Ward’s termination of employment (the “Termination Date”). The parties hereto acknowledge and agree that in connection with the foregoing and subject to Mr. Ward complying with the obligations set forth in the Employment Agreement, if Mr. Ward is terminated without cause (as determined by the Board after completion of a further review with independent counsel of the allegations made by the TPG-Axon Group), Mr. Ward shall be entitled to receive all benefits under the Employment Agreement applicable in the event of a termination of his employment pursuant to paragraph 6.1.1 thereof, including, without limitation, those set forth in paragraphs 6.1.1, 6.7 and 7 thereof.

(b) Without the approval of at least 75% of the directors, in connection with any termination of Mr. Ward’s employment, neither the Company nor any of its Affiliates shall release Mr. Ward or any of his Immediate Family Members, or any of their respective Affiliates, from liability for any claims against Mr. Ward, his Immediate Family Members or their respective Affiliates.

(c) If the Board terminates Mr. Ward or Mr. Ward resigns as Chief Executive Officer of the Company, the Board will (A) appoint James D. Bennett as interim Chief Executive Officer of the Company and (B) appoint Jeffrey S. Serota as interim Chairman of the Board for a six month term, in each case effective as of the Termination Date.

3. Director Compensation. The current annual compensation of each non-employee director of the Company shall be reduced to $250,000.

4. Strategy and Planning Committee. The Board shall promptly after the date hereof form a Strategy and Planning Committee, composed of the members described in Section 1(b) together with two members who were directors of the Company prior to the date hereof, for the purpose of long term strategy and planning, including the undertaking, working with the Company’s senior management, of a comprehensive strategic review of general and administrative expenses of the Company for the purpose of reducing such expenses.

5. Board Slate. Jim J. Brewer, William A. Gilliland and Jeffrey S. Serota shall be the slate of directors standing for election at the 2013 Annual Meeting recommended by the Board. The Nominating and Governance Committee will nominate Stephen C. Beasley and Edward W. Moneypenny to stand for reelection at the 2014 Annual Meeting.

6. TPG-Axon Consent Solicitation; Proxy Contest and Other Matters.

(a) Each member of the TPG-Axon Group shall, and shall cause each TPG-Axon Affiliate (as defined below) to, (i) immediately cease all efforts, direct or indirect, in furtherance of the TPG-Axon Consent Solicitation and (ii) not vote, deliver or otherwise use any consents that may have been received to date pursuant to the TPG-Axon Consent Solicitation. The TPG-Axon Group and, if applicable, each TPG-Axon Affiliate shall promptly modify or disable (and not permit to be re-enabled) any websites they directly or indirectly maintain in order to comply with this Section 6(a).

(b) TPG-Axon Domestic hereby irrevocably withdraws its letter dated March 1, 2013 providing notice to the Company of its intent to present certain proposals and nominate certain individuals for election as directors of the Company at the 2013 Annual Meeting (the “Stockholder Nomination”). Each member of the TPG-Axon Group shall, and shall cause each TPG-Axon Affiliate to, immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation in connection with the Stockholder Nomination.

(c) TPG-Axon Domestic irrevocably withdraws its demand for a stockholder list, and other materials and books and records pursuant to Section 220 of the Delaware General Corporation Law, and TPG-Axon Domestic shall promptly return to the Company, or certify to the destruction of, the “Produced Documents” in accordance with the Confidentiality Agreement between the Company and TPG-Axon Domestic dated as of December 2012 (as such term is defined therein).

(d) For purposes of this Agreement:

i.	“Affiliate” and “Associate” shall each have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as in effect on the date of this Agreement;

ii.	“Immediate Family Member” shall have the meaning set forth in Section 303A.02(b) of the New York Stock Exchange Manual;

iii.	“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

iv.	“TPG-Axon Affiliate” shall mean any Affiliate of any member of the TPG-Axon Group.

7. Standstill. For the period from the date of this Agreement through the date that is the earlier of (i) the date of the 2014 Annual Meeting and (ii) the date on which the Company materially breaches its obligations under this Agreement, provided that (if such breach is curable) the Company has received 30 days’ prior written notice of such breach and such breach has not been cured prior to the expiration date of such 30 day period (the “Restricted Period”), each member of the TPG-Axon Group shall not, and shall cause each TPG-Axon Affiliate not to, take any of the following actions, directly or indirectly:

(a) solicit proxies or written consents of stockholders, or any other person with the right to vote or power to give or withhold consent in respect of Voting Securities (as defined below);

(b) conduct, encourage, participate or engage in any other type of referendum (binding or non-binding) with respect to, or from the holders of Voting Securities or any other person with the right to vote or power to give or withhold consent in respect of, Voting Securities; provided that the foregoing shall not prohibit any member of the TPG-Axon Group from voting its shares of Common Stock in accordance with this Agreement or otherwise as determined by the TPG-Axon Group with respect to any item brought before stockholders of the Company, other than in a manner which would constitute a breach of this Agreement;

(c) make, or in any way participate or engage in (other than by voting its Voting Securities in a manner that does not violate this Agreement), any “solicitation” of any proxy, consent or other authority to vote any Voting Securities;

(d) make any stockholder proposal (whether pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise), with respect to any matter, or become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of directors;

(e) form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Common Stock or any other Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in clauses (a) – (d) of this Section 7, or deposit any shares of Common Stock or any other Voting Securities in a voting trust or subject any shares of Common Stock or any other Voting Securities to any voting agreement, other than solely with other members of the TPG-Axon Group or other TPG-Axon Affiliates with respect to the shares of Common Stock now or hereafter owned by them or pursuant to this Agreement;

(f) without the prior approval of the Board, (x) either directly or indirectly for itself or its Affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause, or (y) in any way support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries or Affiliates; (ii) form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or Affiliates or (iii) form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or Affiliates (any of the foregoing transactions in clauses (i) through (iii), an “Extraordinary Transaction”); provided, however, that this Section 7(f) shall not preclude the tender by any member of the TPG-Axon Group of any Voting Securities into any tender or exchange offer or vote by a member of the TPG-Axon Group of any Voting Securities in favor of any Extraordinary Transaction;

(g) acquire, together with such person’s Affiliates and Associates, Beneficial Ownership (as such term is defined in Schedule B hereto) of 10% or more of the issued and outstanding shares of Common Stock of the Company;

(h) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions); provided, however, that the foregoing does not require the members of the TPG-Axon Group to opt out of any class action lawsuit brought against the Company by an unaffiliated third party; or

(i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for any Common Stock, in each case to any pre-arranged buyer(s), except in a block trade to a broker-dealer which resells such Common Stock or other securities in a broad distribution on the open market.

For purposes of this Agreement, the term “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

8. Voting Agreement. Until the end of the Restricted Period, each member of the TPG-Axon Group shall (x) cause, in the case of all Voting Securities owned of record, and (y) instruct the record owner, in the case of all shares of Voting Securities Beneficially Owned (as such term is defined in Schedule B hereto) but not owned of record, in each case directly or indirectly, by it, or by any TPG-Axon Affiliate, as of the record date for each meeting of stockholders (including any adjournments or postponements thereof, a “Stockholder Meeting”) or solicitation of written consents of stockholders (a “Consent Solicitation”) to be (a) present for quorum purposes, if applicable, and (b) voted in connection with such Stockholder Meeting or Consent Solicitation as follows: (i) for all of the incumbent directors nominated by the Board for election at any Stockholder Meeting or recommended by the Board in any Consent Solicitation; and (ii) in accordance with the recommendation of the Board on all other proposals of the Board set forth in the Company’s proxy statement to be filed in connection with the 2013 Annual Meeting at the 2013 Annual Meeting of which the TPG-Axon Group has actual knowledge as of the date hereof.

9. Public Announcement. The Company shall announce this Agreement and the material terms hereof by means of a press release reasonably satisfactory to the parties (in the form so released, the “Press Release”). The Press Release shall include a quote from the Chief Executive Officer of TPG-Axon Capital and state that the Company will conduct the strategic review of overhead expenses contemplated by Section 4 and review by independent counsel of the TPG-Axon Group allegations about Mr. Ward’s conduct. Neither the Company nor the TPG-Axon Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release.

10. TPG-Axon Group Release. The TPG-Axon Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring at any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such occurrences, acts or omissions), other than in respect of any obligation of a Company Released Person under this Agreement. For purposes of this Agreement, “Company Released Person” means the Company and each controlling person, officer, director, stockholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor of the Company.

11. Company Release. The Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and forever fully releases and discharges each TPG-Axon Released Person of, and holds each TPG-Axon Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring at any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such occurrences, acts or omissions), other than in respect of any obligation of a TPG-Axon Released Person under this Agreement. For purposes of this Agreement, “TPG-Axon Released Person” means the TPG-Axon Group and each controlling person, officer, director, stockholder, member, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as each of the Nominees.

12. Indemnification.

(a) The Company agrees to indemnify and hold harmless the TPG-Axon Group, its Affiliates and their respective directors, members, officers, partners, agents, employees, investors and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (each member of the TPG-Axon Group and each such affiliate, director, officer, partner, agent, employee, investor and controlling person being hereinafter called an “Indemnified Person”) to the fullest extent permitted by law, from and against all losses, claims, demands, damages, liabilities and expenses, joint or several, incurred by them from third party claims (other than any claim made by an Indemnified Person) which arise out of or are otherwise related to the activities of the Company and the Board prior to the date hereof or the execution of this Agreement or its terms, and the Company will reimburse each Indemnified Person for all reasonable and documented out-of-pocket expenses (including reasonable and documented fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing or defending any pending or threatened claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which such Indemnified Person is an actual or potential party. The Company further agrees that it will not, without the prior written consent of such Indemnified Person, settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate, any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

(b) Promptly after receipt by any Indemnified Person of notice of its involvement in any claim, action, suit or proceeding, the TPG-Axon Group shall, if a claim for indemnification in respect thereof is to be made against the Company under this Section 12, notify the Company of such involvement; provided that any failure to so notify will not relieve the Company of its obligations under this Section 12 unless it results in actual prejudice to the Company. If any Indemnified Person seeks indemnification under this Section 12, the Company shall be entitled to assume the defense of any such claim, action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Company of the defense of any such claim, action, suit or proceeding, the Indemnified Person shall have the right to participate therein and to retain its own counsel and the Company shall be liable for any legal expenses of other counsel incurred by such Indemnified Person in connection with the defense thereof; provided, however, that the Company shall not, in connection with any one such claim, action, suit or proceeding or separate but substantially similar claims, actions, suits or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel or counsel with specialized expertise, in addition to regular counsel, is required in order to effectively defend against such claim, action, suit or proceeding or a potential conflict of interest requires separate counsel for particular Indemnified Persons.

13. Non-Disparagement. During the Restricted Period, each party hereto shall, and shall cause each of its Affiliates to, refrain from making, or causing to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, (a) any of the proposals described in this Agreement, proposed in connection with the TPG-Axon Consent Solicitation or being discussed by the parties hereto in connection herewith, (b) the Company, its officers or its directors or any person who has served as an officer or director of the Company, (c) any member of the TPG-Axon Group or (d) any of their respective Affiliates, on or following the date hereof: (i) in any document or report filed with or furnished to (or reasonably expected to be filed with or furnished to) the SEC or any other governmental agency, (ii) in any press release or other publicly available format, (iii) to any stockholder of the Company or prospective stockholder of the Company, or (iv) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview), in each case, with respect to the matters covered by this Agreement. The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought. It is understood that commentary by any member of the TPG-Axon Group or any of its Affiliates regarding any extraordinary business transactions of the Company that are not known to the TPG-Axon Group to have been approved by a unanimous vote of the Board shall not be deemed to violate this Section 13.

14. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that:

(a) Such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(c) This Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

15. Miscellaneous. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

16. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

18. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attention: General Counsel

E-Mail: pwarman@sandridgeenergy.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Scott F. Smith

E-Mail: ssmith@cov.com

if to the TPG-Axon Group:

TPG-Axon Management LP

788 Seventh Avenue, 38th Floor

New York, NY 10019

Attention: Dinakar Singh

                  Mary Lee

E-Mail: dsingh@tpgaxon.com

              mlee@tpgaxon.com

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Marc Weingarten

                  David E. Rosewater

E-Mail: marc.weingarten@srz.com

              david.rosewater@srz.com

19. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

21. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

22. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons; provided that the parties hereby acknowledge and agree that the TPG-Axon Released Persons and the Company Released Persons are express third party beneficiaries to this Agreement and are expressly granted the right to enforce the terms hereof including without limitation Sections 10 and 11, respectively.

23. Fees and Expenses. Concurrently with the execution of this Agreement, the Board shall authorize the reimbursement to the TPG-Axon Group of up to $3,500,000 of the reasonable and documented third party expenses incurred by the TPG-Axon Group in connection with the TPG-Axon Consent Solicitation, the Stockholder Nomination, this Agreement and related matters, and such reimbursement shall be paid to the TPG-Axon Group within five business days of the date such expenses are submitted.

24. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

SANDRIDGE ENERGY, INC.

By:	/s/ Philip T. Warman
Name:	Philip T. Warman
Title:	Senior Vice President, General Counsel
and Corporate Secretary

TPG-AXON PARTNERS, LP

By:	TPG-Axon Partners GP, L.P., its general partner

By:	TPG-Axon GP, LLC, its general partner

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Chief Executive Officer

TPG-AXON MANAGEMENT LP

By:	TPG-Axon GP, LLC, its general partner

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Chief Executive Officer

TPG-AXON PARTNERS GP, L.P.

By:	TPG-Axon GP, LLC, its general partner

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Chief Executive Officer

TPG-AXON GP, LLC

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Chief Executive Officer

TPG-AXON INTERNATIONAL, L.P.

By:	TPG-Axon International GP, LLC, its general partner

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Chief Executive Officer

TPG-AXON INTERNATIONAL GP, LLC

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Chief Executive Officer

DINAKAR SINGH LLC

By:	/s/ Dinakar Singh
Name:	Dinakar Singh
Title:	Managing Member

SCHEDULE A

TPG-Axon Partners, LP

TPG-Axon Management LP

TPG-Axon Partners GP, L.P.

TPG-Axon GP, LLC

TPG-Axon International, L.P.

TPG-Axon International GP, LLC

Dinakar Singh LLC

SCHEDULE B

A person shall be deemed the “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” of and shall be deemed to “Beneficially Own” any securities:

1. which such person or any of such person’s Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act as in effect on the date of this Agreement;

2. which such person or any of such person’s Affiliates or Associates has, directly or indirectly, (A) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, or upon the exercise of conversion rights, exchange rights, rights (other than the preferred share purchase rights issued under the Rights Agreement, dated as of November 19, 2012, between the Company and American Stock Transfer & Trust Company, LLC), warrants or options, or otherwise; provided, however, that a person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding, written or otherwise; provided, however, that a person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (i) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (ii) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

3. which are beneficially owned, directly or indirectly, by any other person with which such person or any of such person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), whether or not in writing, for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to clause 2(B) of this Schedule B) or disposing of any securities of the Company; or

4. which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party (as such terms are defined in the immediately following paragraph); provided, however that the number of shares of Common Stock that a person is deemed to Beneficially Own pursuant to this clause 4 in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract; provided, further, that the number of securities beneficially owned by each Counterparty (including its Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause 4 be deemed to include all securities that are beneficially owned, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party, with this proviso being applied to successive Counterparties as appropriate.

A “Derivatives Contract” is a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property, without regard to any short position under the same or any other Derivative Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.